UNITED STATES
 SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934
(Amendment No. ___)

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☐	Soliciting Material Pursuant to §240.14a-12

GEOVAX LABS, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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GEOVAX LABS, INC.
1900 Lake Park Drive
Suite 380
Smyrna, Georgia  30080

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS AND PROXY STATEMENT

To Our Stockholders:

The Annual Meeting of Stockholders of GeoVax Labs, Inc. ("GeoVax" or the "Company") will be held on Tuesday, August 16, 2011, at 1:00 p.m. (Eastern Daylight Time), at the offices of Womble Carlyle Sandridge & Rice, PLLC, 271 17th Street, NW, Suite 2400, Atlanta, Georgia 30363.  For the purposes of considering and voting upon:

•	A proposal to elect six directors to serve until the 2012 Annual Meeting of Stockholders;

•	A proposal to ratify the appointment of Porter Keadle Moore, LLP as the independent registered public accounting firm of GeoVax Labs, Inc. for the fiscal year ending December 31, 2011; and

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Such other business as properly may come before the Annual Meeting or any adjournments thereof. The Board of Directors is not aware of any other business to be presented to a vote of the stockholders at the Annual Meeting.

Stockholders of record at the close of business on June 22, 2011 are entitled to notice of the Annual Meeting and at any continuation or adjournment thereof.

The Company is using the U.S. Securities and Exchange Commission rule that allows us to furnish proxy materials over the Internet. On or about July 6, 2011, the Company started mailing to its stockholders a Notice of Internet Availability of Proxy Materials (a “Notice”). The Notice contains instructions on how to access this Proxy Statement and our Annual Report and vote online or by telephone. The Notice also contains instructions on how stockholders can receive a paper copy of the Company’s proxy materials, including this Proxy Statement, the Company’s Annual Report and a form of proxy card or voting instruction card. Stockholders who receive a paper copy of the Company’s proxy materials, including a Proxy Statement, the Company’s Annual Report and a form of proxy card or instruction card may vote online, by telephone or by mail.

If your shares are held in "street name" by your broker, bank or other nominee, your broker, bank or nominee cannot vote your shares for the election of directors unless you provide voting instructions.   Therefore, if your shares are held by a broker, bank or other nominee, please instruct them regarding how to vote your shares on the election of directors.

Please vote as promptly as possible, whether or not you plan to attend the Annual Meeting. Your promptness in voting will assist us in ensuring that a quorum is present or represented. Even though you vote, you may nevertheless attend the Annual Meeting and vote your shares in person if you wish. If you want to revoke your proxy at a later time for any reason, you may do so in the manner described in the attached Proxy Statement.

By Order of the Board of Directors,

Mark W. Reynolds
Corporate Secretary

July 6, 2011
Smyrna, Georgia

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GEOVAX LABS, INC.
1900 Lake Park Drive
Suite 380
Smyrna, Georgia  30080

PROXY STATEMENT
For The
ANNUAL MEETING OF STOCKHOLDERS
To Be Held August 16, 2011

ABOUT THIS PROXY STATEMENT

This Proxy Statement is furnished by GeoVax Labs, Inc., a Delaware corporation, in connection with the solicitation of your proxy by the Company’s Board of Directors for use at our Annual Meeting of Stockholders to be held at the offices of Womble Carlyle Sandridge & Rice, PLLC, 271 17th Street, NW, Suite 2400, Atlanta, Georgia 30363, on Tuesday, August 16, 2011, at 1:00 p.m. local time and at any continuation or adjournment thereof.

Important Notice Regarding the Availability of Proxy Materials for the Stockholders Meeting to be held on August 16, 2011.

The Notice of Annual Meeting of Stockholders, Proxy Statement, Form of Proxy and 2010 Annual Report are available at www.proxyvote.com.

This year, the Company is again using the U.S. Securities and Exchange Commission (“SEC”) rule that allows us to furnish our proxy materials over the Internet. On or about July 6, 2011, the Company started mailing to its stockholders a Notice of Internet Availability of Proxy Materials (a “Notice”). The Notice contains instructions on how to access this Proxy Statement and our Annual Report on Form 10-K (“Annual Report”) and vote online or by telephone. The Notice also contains instructions on how stockholders can receive a paper copy of the Company’s proxy materials, including this Proxy Statement, the Company’s Annual Report on Form 10-K and a form of proxy card or voting instruction card. Stockholders who receive a paper copy of the Company’s proxy materials, including a Proxy Statement, the Company’s Annual Report and a form of proxy card or instruction card may vote online, by telephone or by mail. By furnishing its proxy materials over the Internet, the Company is lowering the costs and reducing the environmental impact of the Annual Meeting.

The Proposals

At the Annual Meeting, the stockholders will be asked to consider and vote upon the following proposals, which we refer to as the “Proposals”:

•	A proposal to elect six directors to serve until the 2012 Annual Meeting of Stockholders;

•	A proposal to ratify the appointment of Porter Keadle Moore, LLP as the independent registered public accounting firm of GeoVax Labs, Inc. for the fiscal year ending December 31, 2011; and

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Such other business as properly may come before the Annual Meeting or any adjournments thereof. The Board of Directors is not aware of any other business to be presented to a vote of the stockholders at the Annual Meeting.

Voting

Stockholders of record may vote:

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By Internet – Over the Internet, by going to www.proxyvote.com.  Have your proxy card in hand when you access the website and follow the instructions to obtain your records and create an electronic voting instruction form.

•	By Telephone – Over the telephone, by dialing 1-800-690-6903 from any touch-tone telephone. Have your proxy card in hand when you call and follow the instructions.

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By Mail – By mail using the enclosed proxy card.  Please complete, sign and date your proxy card and return it promptly in the envelope provided or mail it to Vote Processing, c/o Broadridge, 91 Mercedes Way, Edgewood, New York 11717.  When the proxy card is properly executed, dated, and timely returned, the shares it represents will be voted in accordance with its instructions.

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By Attending the Meeting in Person – By attending the meeting in person and voting. Please contact Jennifer Nelms at 678-384-7220 or jnelms@geovax.com  in order to obtain directions to the Annual Meeting.

Internet and telephone voting facilities will close at 11:59 p.m., Eastern Daylight Time, on August 15, 2011.

A large number of banks, brokerage firms and other nominees participate in online programs which provide eligible beneficial owners who hold their shares in “street name” rather than as a stockholder of record, with the opportunity to vote over the Internet or by telephone. “Street name” stockholders who elected to access the proxy materials electronically over the Internet through an arrangement with their brokerage firm, bank or other nominee should receive instructions from their brokerage firm, bank or other nominee on how to access the stockholder information and voting instructions. If you hold your shares in “street name” and the voting instruction form that you receive from your brokerage firm, bank or other nominee does not reference Internet or telephone information, or if you prefer to vote by mail, please complete and return the paper voting instruction form. In order to vote shares held in “street name” in person at the Annual Meeting, a proxy issued in the owner’s name must be obtained from the record holder (typically your brokerage firm, bank or other nominee) and presented at the Annual Meeting.

Stockholders of record and “street name” stockholders who vote over the Internet or by telephone need not return a proxy card or voting instruction form by mail, but may incur costs, such as usage charges, from telephone companies or Internet service providers, for which the stockholder is responsible.

“Broker non-votes” are proxies received from banks, brokerage firms or other nominees holding shares on behalf of their “street name” clients who have not been given specific voting instructions from such clients with respect to matters such as the Proposals. The banks, brokerage firms or other nominees do not have the authority to vote your shares in their discretion on the election of directors, and may not vote them on the election of directors unless given specific voting instructions from you. If you hold your shares in street name and do not provide voting instructions to your brokerage firm, bank or other nominee with respect to the election of directors, your shares will not be voted on that Proposal.

Revocability of Proxy

If you give us a proxy you will have the power to revoke it at any time before it is exercised. The proxy may be revoked before it is exercised by sending a written revocation or a duly executed proxy bearing a later date to us at our principal executive offices located at 1900 Lake Park Drive, Suite 380, Smyrna, Georgia 30080; Attention:  Corporate Secretary. The proxy may also be revoked by attending the meeting and voting in person.

When the proxy is properly executed, dated and returned, the shares it represents will be voted in accordance with any directions noted on it.  If no instructions are indicated, the proxy will be voted FOR the approval of the Proposals.  We currently know of no other matters to be considered at the Annual Meeting of Stockholders.  If, however, any other matters come before the Annual Meeting of Stockholders, or any adjournment or adjournments thereof, the persons named in the proxy will vote the proxy in accordance with their best judgment on any such matter.

Record Date, Voting Rights and Outstanding Shares

The Board of Directors fixed June 22, 2011 as the record date (the “Record Date”) for determining holders of our common stock, $0.001 par value per share, who are entitled to vote at the meeting. As of the Record Date, we had 15,751,833 shares of common stock outstanding and entitled to vote. Each share of common stock entitles the record holder to one vote on each matter to be voted upon at the meeting. A majority of the shares of common stock issued and outstanding and entitled to vote at the meeting will constitute a quorum at the meeting. If a quorum is not present or represented at the Annual Meeting, the Chairman of the meeting or the stockholders holding a majority of the shares of Common Stock entitled to vote, present in person or represented by proxy, have the power to adjourn the meeting from time to time without notice, other than an announcement at the meeting, until a quorum is present or represented. Directors, officers and employees of the Company may solicit proxies for the reconvened meeting in person or by mail, telephone or telegram. At any such reconvened meeting at which a quorum is present or represented, any business may be transacted that might have been transacted at the meeting as originally scheduled. Cumulative voting is not permitted.

Unless otherwise indicated on the proxy, your shares will be voted “FOR” the election of the director-nominees named on the proxy,“ and “FOR” the proposal to ratify the selection of our independent registered accountants. Proxies cannot be voted for a greater number of persons than the number of director-nominees named.

Solicitation

The cost of preparing, assembling and mailing this Proxy Statement and the form of proxy will be borne by the Company. Directors, officers and employees of the Company may also solicit proxies personally or by mail, telephone or facsimile. No compensation will be paid for such solicitations. In addition, the Company will bear the reasonable expenses of brokerage houses and other custodians, nominees and fiduciaries who, at the request of the Company, may send proxies and proxy solicitation material to their clients and principals.

Quorum and Approval of Proposals

For there to be a quorum at the meeting, a majority of the shares of common stock entitled to vote at the meeting must be present in person or represented by proxy. Shares held of record by stockholders or their nominees who do not vote by proxy or attend the Annual Meeting in person will not be considered present or represented at the Annual Meeting and will not be counted in determining the presence of a quorum. Properly completed and executed proxies that reflect abstentions or “broker non-votes” will be counted for purposes of determining whether a quorum is present. We encourage you to provide voting instructions to your bank, broker or other nominee to ensure that your shares will be voted at the meeting in the manner that you desire.

Each share of common stock is entitled to one vote. The election of directors will be determined by a plurality of the votes cast at the Annual Meeting if a quorum is present. Stockholders do not have cumulative voting rights in connection with the election of directors. This means that the six nominees receiving the highest number of “FOR” votes will be elected as directors. Withheld votes and broker non-votes, if any, are not treated as votes cast, and therefore will have no effect on the proposal to elect directors. The affirmative vote of a majority of all votes cast is required for the ratification of the selection of our independent registered accountants.  Abstentions and broker non-votes are not considered as votes cast, and therefore will have no effect on the outcome of the votes on the ratification of our independent registered public accounting firm.

PROPOSAL I

ELECTION OF DIRECTORS

Our bylaws provide that the members of the Board of Directors are to be elected at each annual meeting of stockholders and are to serve until the next annual meeting of stockholders or until their successors are duly elected and qualified.

Director Nominees

In accordance with the recommendation of the Nominating and Governance Committee of the Board of Directors, the Board of Directors has nominated Robert T. McNally, Ph.D., Harriet L. Robinson, Ph.D., Steven S. Antebi, David A. Dodd, Dean G. Kollintzas, and John N. Spencer, Jr. for reelection as directors of GeoVax to serve until the 2012 Annual Meeting of Stockholders, until each of their successors are elected and qualified, or until their earlier death, resignation or removal. Information concerning the nominees and our executive officers is set forth below under “Directors and Executive Officers”.

We believe that the nominees will be available and able to serve as directors. In the event that any nominee is unable to serve (which is not anticipated), the holder of your proxy will cast votes for such other persons as they may select.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION OF THE NOMINEES SET FORTH IN THIS PROXY STATEMENT. THE PERSONS NAMED IN THE FORM OF PROXY WILL VOTE THE PROXY AS SPECIFIED. IF NO SPECIFICATION IS MADE, THE PROXY WILL BE VOTED “FOR” THE ELECTION OF THE NOMINEES SET FORTH ABOVE.

Director Nominees and Executive Officers

The following table sets forth certain information with respect to our director nominees and executive officers:

Name	Age	Current Position

David A. Dodd (1)(2)	61	Chairman of the Board of Directors

Robert T. McNally, Ph.D.	63	President and Chief Executive Officer, Director

Mark J. Newman, Ph.D.	56	Vice President, Research and Development

Mark W. Reynolds, CPA	49	Chief Financial Officer and Corporate Secretary

Harriet L. Robinson, Ph.D.	73	Chief Scientific Officer, Director

Steven S. Antebi (1)(3)	68	Director

Dean G. Kollintzas (1)(2)(3)	39	Director

John N. Spencer, Jr. (2)(3)	70	Director
______________________

(1)	Member of the Compensation Committee of the Board of Directors.

(2)	Member of the Nominating and Governance Committee of the Board of Directors.

(3)	Member of the Audit Committee of the Board of Directors.

David A. Dodd.  Mr. Dodd joined the Board of Directors in March 2010 and became Chairman of our Board of Directors on January 1, 2011. He is the Chief Executive Officer of RiversEdge BioVentures, an investment and advisory firm focused on the life sciences and pharmaceuticals industries, which he founded in 2009. He has more than 35 years of executive experience in the healthcare industry. From December 2007 to June 2009, Mr. Dodd was President, Chief Executive Officer and Chairman of BioReliance Corporation, an organization that provided biological safety testing, viral clearance testing, genetic and mammalian technology testing and laboratory animal diagnostic services testing. From October 2006 to April 2009, he served as non-executive chairman of Stem Cell Sciences Plc. Before that, Mr. Dodd served as President, Chief Executive Officer and Director of Serologicals Corporation (Nasdaq: SERO) before it was sold to Millipore Corporation in July 2006 for $1.5 billion. For five years prior to this, Mr. Dodd served as President and Chief Executive Officer of Solvay Pharmaceuticals, Inc. and Chairman of its subsidiary Unimed Pharmaceuticals, Inc. The Board of Directors concluded Mr. Dodd should serve on the Board of Directors due to his experience in the pharmaceutical industry, as well as his background in general management, business transformation, corporate partnering, and mergers and acquisitions.

Robert T. McNally, Ph.D.  Dr. McNally joined the Board of Directors in December 2006 and was appointed as our President and Chief Executive Officer effective April 1, 2008. From 2000 to March 2008, Dr. McNally served as Chief Executive Officer of Cell Dynamics LLC, a cGMP laboratory services company. Previously, Dr. McNally was Senior Vice President of Clinical Research for CryoLife, Inc., a pioneering company in transplantable human tissues. Dr. McNally is a Fellow of the American Institute for Medical and Biological Engineering, serves on the advisory boards of the Petit Institute for Bioengineering and Dupree College of Management at the Georgia Institute of Technology, and is a former Chairman of Georgia Bio, a trade association. Dr. McNally graduated with a Ph.D. in biomedical engineering from the University of Pennsylvania. The Board of Directors has concluded that Dr. McNally should serve on its Board of Directors by virtue of his prior business and scientific experience, including his experience as Chief Executive Officer of Cell Dynamics, LLC and as Senior Vice President of Clinical Research for CryoLife, Inc., and due to his intimate involvement with the Company’s ongoing operations as its President and Chief Executive Officer.

Mark J. Newman, Ph.D.  Dr. Newman joined the Company as Vice President, Research and Development in January 2010. Prior to joining GeoVax, Dr. Newman served in similar positions at PaxVax, Inc. (from March 2009 to December 2009), Pharmexa A/S (from January 2006 to December 2008), and Epimmune, Inc. (from February 1999 to December 2005). He has also served in senior scientific management roles at Vaxcel, Inc., Apollon, Inc. and Cambridge Biotech Corp. Dr. Newman’s experience includes directing research, pre-clinical development and early stage clinical testing of protein, peptide, plasmid DNA and viral vectored vaccines and multiple vaccine adjuvants. He has co-authored more than 100 scientific papers, reviews and book chapters during his professional career, and is a named co-inventor on six issued U.S. patents and one European patent, all related to vaccine technologies. He has also been awarded multiple federal government and foundation grants and contracts to support research and early stage clinical development in the field of vaccines. Dr. Newman is a graduate of the Ohio State University (B.Sc. and M.Sc.) and received his Ph.D. in Immunology from the John Curtin School of Medical Research, the Australian National University. He completed four years of post-doctoral training at Cornell University, the National Cancer Institute, and the NIH and served as a full time member of the Louisiana State University faculty prior to joining the biotech industry.

Mark W. Reynolds, CPA  Mr. Reynolds joined the Company on a part-time basis in October 2006 as Chief Financial Officer and Corporate Secretary, becoming a full-time employee in January 2010. From 2003 to 2006, before being named Chief Financial Officer of GeoVax Labs, Inc., Mr. Reynolds provided financial and accounting services to GeoVax, Inc. as an independent contractor. From 2004 to 2008, Mr. Reynolds served as Chief Financial Officer for Health Watch Systems, Inc. a privately-held company in the consumer healthcare industry. From 2004 to 2006, he served as Chief Financial Officer for Duska Therapeutics, Inc., a publicly-held biotechnology company. From 1988 to 2002, Mr. Reynolds was first Controller and later Chief Financial Officer and Corporate Secretary of CytRx Corporation, a publicly-held biopharmaceutical company. Mr. Reynolds began his career as an auditor with Arthur Andersen & Co. from 1985 to 1988. He is a certified public accountant and earned a masters of accountancy degree from the University of Georgia.

Harriet L. Robinson, Ph.D.  Dr. Robinson joined the Company as Senior Vice President, Research and Development on a part-time basis in November 2007 and on a full-time basis in February 2008, and was elected to the Board of Directors in June 2008. She is a co-founder of GeoVax, Inc. and has served as chief of its scientific advisory board since formation of the company in 2001. From 1999 to February 2008, Dr. Robinson served as the Asa Griggs Candler Professor of Microbiology and Immunology at Emory University in Atlanta, Georgia, and from 1998 to February 2008 as Chief, Division of Microbiology and Immunology, Yerkes National Primate Center and Professor at the Emory University School of Medicine. She was Professor, Department of Microbiology & Immunology, at the University of Massachusetts Medical Center from 1988 to 1997 and Staff, then Senior, then Principal Scientist at the University of Massachusetts Worcester Foundation for Experimental Biology from 1977 to 1987. She was also a National Science Foundation Postdoctoral Fellow at the Virus Laboratory, University of California, Berkeley, from 1965 to 1967. Dr. Robinson received a bachelor of arts degree from Swarthmore College and M.S. and Ph.D. degrees from the Massachusetts Institute of Technology. The Board of Directors has concluded that Dr. Robinson should serve on its Board of Directors by virtue of her extensive knowledge of the Company’s technology as its scientific founder.

Steven S. Antebi.  Mr. Antebi joined the Board of Directors in March 2010. During the last five years, he has served as President of Maple Capital Management, a fund focusing on debt and equity investments in North America (May 2007 to present), President and Chief Executive Officer of Galileo Partners LLC (2006 to present), and President of Blue and Gold Enterprises Inc. (2002-2009), funds that invest in registered direct investments, PIPE transactions, private placements, and open market equity transactions. Prior to that, he served for twenty years in various senior positions at Bear Stearns and Company, including institutional sales, trading the firm’s capital in the over the counter market, syndicate distribution, and outside investment banking. He has served as a member of the Board of Governors of Cedars Sinai Medical Center in Los Angeles, California, one of the largest hospital/research centers in the world, for over ten years. He serves as Chairman of the Board of Epinex Diagnostic Inc., a late stage development company, creating a rapid diagnostic system for testing glycated albumen in diabetics. Mr. Antebi is also the Chairman of the Board of the Royalty Review Council, a company doing royalty accounting for web casting and digital media, covering all five major record labels. The Board of Directors concluded that Mr. Antebi should serve on the Board of Directors because of his substantial experience in finance and his experience in healthcare and technology.

Dean G. Kollintzas.  Mr. Kollintzas joined the Board of Directors upon consummation of the merger with GeoVax, Inc. in September 2006. Since 2001, Mr. Kollintzas has been an intellectual property attorney specializing in biotechnology and pharmaceutical licensing, FDA regulation, and corporate/international transactions. Mr. Kollintzas received a microbiology degree from the University of Illinois and a J.D. from Franklin Pierce Law Center. He is a member of the Wisconsin and American Bar Associations. Since 2004, Mr. Kollintzas has owned and operated a restaurant in Joliet, Illinois called The Metro Grill. The Board of Directors has concluded that Mr. Kollintzas should serve on the Board of Directors by virtue of his experience with intellectual property matters, biotechnology and pharmaceutical licensing, and FDA regulation.

John N. (Jack) Spencer, Jr., CPA  Mr. Spencer joined the Board of Directors upon consummation of the merger with GeoVax, Inc. in September 2006. Mr. Spencer is a certified public accountant and was a partner of Ernst & Young where he spent more than 38 years until he retired in 2000. Mr. Spencer also serves as a director SurgiVision, Inc., a medical device company, where he also chairs the audit committee, and served as a director of Firstwave Technologies (Nasdaq:FSTW) from November 2003 until April of 2009. He also serves as a consultant to various companies primarily relating to financial accounting and reporting matters. Mr. Spencer received a bachelor of science degree from Syracuse University, and he earned an M.B.A. degree from Babson College. He also attended the Harvard Business School advanced management program. The Board of Directors has concluded that Mr. Spencer should serve on the Board of Directors by virtue of his experience at Ernst & Young where he was the partner in charge of that firm’s life sciences practice for the southeastern United States, and his clients included a large number of publicly-owned and privately-held medical technology companies, together with his continuing expertise as a director of, and a consultant to, other publicly owned and privately held companies.

CORPORATE GOVERNANCE

The Company’s Bylaws provide that the number of Members shall be determined from time to time by resolutions of the Board of Directors, but shall not be less than three or more than nine. Our Board of Directors currently has seven members.  The number of directors will be reduced to six at the Annual Meeting of Stockholders.

Director Nomination Process

Our Nominating and Corporate Governance Committee, formed in March 2010, is responsible for making recommendations on nominees for election as directors to the Board of Directors.

We do not have specific minimum qualifications that a person must meet in order to serve on our Board of Directors, nor do we have a formal policy about the consideration of any director candidates recommended by stockholders.  However, GeoVax’s Nominating and Governance Committee, and its Board of Directors, believe that directors should possess the highest personal and professional ethics, integrity and values, and be committed to representing the long-term interests of the Company’s stockholders.  Each director must also be able to dedicate the time and resources sufficient to ensure the diligent performance of his or her duties.  Further, our Board of Directors is intended to encompass a range of talents, experience, skills, backgrounds, and expertise sufficient to provide sound and prudent guidance with respect to the operations and interests of GeoVax and its stockholders.  We do not have a formal policy on Board diversity as it relates to race, gender, or national origin.

GeoVax considers persons for nomination for election to the Board of Directors from any source, including stockholder recommendations. The Nominating and Governance Committee does not evaluate candidates differently based on who has made the recommendation. Consideration of nominee candidates typically involves a series of internal discussions, a review of information concerning candidates, and interviews with selected candidates. To date, no third parties have been engaged to assist us in finding suitable candidates to serve as directors. All of our nominees are directors standing for re-election.  The nomination of each director was recommended by the Nominating and Governance Committee, and the Board of Directors followed the recommendation.

GeoVax’s Nominating and Governance Committee will consider stockholder recommendations for directors sent to GeoVax Labs, Inc., 1900 Lake Park Drive, Suite 380, Smyrna, Georgia 30080, Attention:  Chairman of the Nominating and Governance Committee.  Any recommendation from a stockholder should include the name, background and qualifications of such candidate and should be accompanied by evidence of such stockholder’s ownership of GeoVax’s common stock.

A stockholder making any proposal shall also comply with all applicable requirements of the Exchange Act.

Director Independence

The Board of Directors has determined that Messrs. Antebi, Dodd, Kollintzas, and Spencer are the members of our Board of Directors who are “independent,” as that term is defined by Section 301(3)(B) of the Sarbanes-Oxley Act of 2002. The Board of Directors has also determined that these four individuals meet the definition of “independent director” set forth in Rule 5605(a)(2) of the Nasdaq Listing Rules and Rule 803(A)(2) of the NYSE Amex Listing Requirements. The Board also determined that Mr. Tsolinas, who was a member of our Board of Directors during 2010, and served on our Audit Committee and our Compensation Committee, was also independent, applying the same tests of independence as for Messrs. Antebi, Dodd, Kollintzas, and Spencer.  As independent directors, Messrs. Antebi, Kollintzas and Spencer serve as the members of our Audit Committee, Messrs. Antebi, Dodd and Kollintzas serve as the members of our Compensation Committee, and Messrs. Dodd, Kollintzas and Spencer serve as the members of our Nominating and Governance Committee.

Board Structure, Leadership, and Committees

Our Board of Directors, as a whole, and acting through its committees, has responsibility for management of our business and affairs.  The offices of Chairman of the Board and of President and Chief Executive Officer are separate.  We believe the separation of these roles allows the Chief Executive Officer more time to focus on day-to-day business while allowing the Chairman of the Board to led the Board in its fundamental role of providing advice to and independent oversight of management.  The separation also promotes communication.  Our Chairman of the Board, President and Chief Executive Officer, and our other executive officers, communicate regularly with each other and with our Board of Directors.  We believe the relatively small number of directors, executive officers and employees, and their interaction, facilitate information sharing and decision-making with respect to most aspects of our operations, including oversight of risk management.

Board of Directors. The Board of Directors held twelve meetings during 2010 and took action by unanimous written consent on nine other occasions.  Each director attended at least 75% of the total meetings of the Board and the committees on which they served during 2010.  We strongly encourage, but we do not require, our directors to attend our Annual Stockholders’ Meeting.  All of our directors attended our Annual Stockholders’ Meeting in 2010.

Our Board of Directors has a standing Audit Committee, Compensation Committee, and Nominating and Governance Committee. The Audit Committee has been delegated formal authority and responsibility for overseeing certain elements of risk, as described below.

Audit Committee. The Audit Committee provides assistance to the Board of Directors in fulfilling its oversight responsibility relating to: (i) the integrity of the Company’s financial statements; (ii) the effectiveness of the Company’s internal control over financial reporting; (3) the Company’s compliance with legal and regulatory requirements; and (iv) the independent registered public accounting firm’s qualifications, independence and performance.   The Audit Committee is responsible for reviewing our policies with respect to risk assesment and risk management, and for monitoring our business risk practices. It also prepares the Audit Committee report that SEC proxy rules require for this proxy statement. Our Audit Committee was comprised of Mr. Spencer (Chairman), Mr. Kollintzas, and Mr. Peter Tsolinas (a former director) from January 1, 2009 until June 16, 2010.  Effective June 16, 2010, the Committee consists of Mr. Spencer (Chairman), Mr. Antebi, and Mr. Kollintzas.  Our Board of Directors has determined that each member of the committee is independent in accordance with the criteria of independence set forth in Section 301(3)(B) of the Sarbanes-Oxley Act of 2002, and that Mr. Spencer qualifies as an “audit committee financial expert” as defined by the SEC’s rules. The Audit Committee has adopted a charter, a copy of which is available on our website at www.geovax.com. The Audit Committee held five meetings during 2010.

Compensation Committee. The Compensation Committee has responsibility for matters relating to the fair and competitive compensation of the Company’s executives, employees and non-employee directors, as well as our benefit plans. It also prepares the “Compensation Discussion and Analysis” and Compensation Committee Report for this proxy statement.  Our Compensation Committee was comprised of Mr. Spencer (Chairman), Mr. Kolintzas and Mr. Tsolinas from January 1, 2009 until June 16, 2010.  Effective June 16, 2010, the Committee consists of Mr. Dodd (Chairman), Mr. Antebi and Mr. Kollintzas. The Compensation Committee has adopted a charter, a copy of which is available on our website at www.geovax.com . The members of the Compensation Committee are independent, as required by the Compensation Committee Charter, they also qualify as “outside directors” within the meaning of Rule 16b-3 under the Security Exchange Act of 1934 and as “outside directors” within the meaning of Section 162(m) of the Internal Revenue Code. The Compensation Committee held two meetings during 2010 and took action by unanimous written consent on two other occasions.

Nominating and Corporate Governance Committee.  The Nominating and Governance Committee was created by the Board of Directors on March 31, 2010.  It assists the Board of Directors in fulfilling its responsibilities of:  (i) identifying individuals qualified to become directors and committee members; (ii) recommending director nominees to the Board of Directors; (iii) developing and recommending approval of policies relating to, and generally overseeing matters of, corporate governance; and (iv) leading the Board of Directors in its annual review of the Board of Directors and its committees.  The Nominating and Governance Committee consists of Mr. Spencer (Chairman), Mr. Dodd, and Mr. Kollintzas.  The Nominating and Governance Committee has adopted a charter, a copy of which is available on our website at www.geovax.com.  Our Board of Directors has determined that each member of the committee is independent as required by its charter.  The Nominating and Governance Committee held one meeting during 2010.

Compensation Committee Interlocks and Insider Participation.

At various times during the fiscal year ended December 31, 2010, Mr. Antebi, Mr. Dodd, Mr. Kollintzas, Mr. Spencer and Mr. Tsolinas (a former director) served on our Compensation Committee. None of these individuals were officers or employees of the Company or any of its subsidiaries during the fiscal year ended December 31, 2010, nor at any time prior thereto.  Mr. Dodd became Chairman of the Board of Directors on January 1, 2011.  During the fiscal year ended December 31, 2010, none of the members of the Compensation Committee had any relationship with the Company requiring disclosure under Item 404 of Regulation S-K, and none of the Company’s executive officers served on the compensation committee (or equivalent), or the Board of Directors, of another entity whose executive officer(s) served on our Board of Directors or Compensation Committee.

Stockholder Communications with the Board of Directors

Any stockholder who wishes to communicate directly with our Board of Directors should do so in writing, addressed to GeoVax Labs, Inc., c/o Audit Committee Chair, 1900 Lake Park Drive, Suite 380, Smyrna, Georgia  30080.  Communications sent to individual directors must clearly indicate the name of the director for whom they are intended. Unless marked “Confidential”, we screen mail addressed to the Board, its Committees or any specified individual director for security purposes and to ensure that the mail relates to discrete business matters that are relevant to our Company. Mail that satisfies these screening criteria is required to be forwarded to the appropriate director or directors. If marked “Confidential”, these communications will not be screened by management before they are delivered by the Audit Committee Chair.  Stockholders who wish to submit director nominees for consideration by the Nominating and Governance Committee should follow the directions at “Director Nomination Process.”

Code of Ethics

Our Board of Directors has adopted a written Code of Ethics, a copy of which is available on our website at www.geovax.com . The Company will provide a copy of the Code of Ethics upon request to any person without charge. Such requests may be transmitted by regular mail in the care of the Corporate Secretary. We require all officers, directors and employees to adhere to this code in addressing the legal and ethical issues encountered in conducting their work. The code requires that employees avoid conflicts of interest, comply with all laws and other legal requirements, conduct business in an honest and ethical manner, and otherwise act with integrity and in our best interest. Employees are required to report any conduct that they believe in good faith to be an actual or apparent violation of the code. The Sarbanes-Oxley Act of 2002 requires certain companies to have procedures to receive, retain and treat complaints received regarding accounting, internal accounting controls or auditing matters and to allow for the confidential and anonymous submission by employees of concerns regarding questionable accounting or auditing matters. We have such procedures in place.

The Company will post on its website, www.geovax.com, or will disclose on a Form 8-K filed with the SEC, any amendments to, or waivers from, a provision of the Code of Ethics that applies to the Chief Executive Officer or the Chief Financial Officer, or persons performing similar functions, and that relate to (i) honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships; (ii) full, fair, accurate, timely, and understandable disclosure in reports and documents that the Company files with, or submits to, the SEC and in other public communications made by the Company; (iii) compliance with applicable governmental laws, rules and regulations; (iv) the prompt internal reporting of violations of the Code of Ethics to an appropriate person or persons identified in the code; or (v) accountability for adherence to the Code of Ethics. Any waiver granted to an executive officer or a director may only be granted by the Board and will be disclosed, along with the reasons therefor, on a Form 8-K filed with the SEC. No waivers were granted in 2010.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act, as amended, requires our executive officers and directors and persons who own more than 10% of a registered class of our equity securities, as well as certain affiliates of those persons, to file with the SEC initial statements of beneficial ownership, reports of changes in ownership and annual reports concerning their ownership of common stock and other of our equity securities on Forms 3, 4, and 5, respectively.  Executive officers, directors and greater than 10% stockholders are required by SEC regulations to furnish us with copies of all Section 16(a) reports they file. Based solely on our review of the copies of such reports we received and written representations that no other reports were required to be filed for those persons, we believe that, during the fiscal year ended December 31, 2010, all of our executive officers, directors and owners of more than 10% of our common stock filed all reports required by Section 16(a) on a timely basis, except that:

•
Dr. Robinson did not timely file a Form 4 to report gifts of 2,400 shares of our common stock on October 22, 2009, and gifts of 2,056 shares on December 9, 2009.  Dr. Robinson filed a Form 4 with the SEC to report these transactions on April 27, 2010.

SECURITY OWNERSHIP OF PRINCIPAL STOCKHOLDERS, DIRECTORS AND EXECUTIVE OFFICERS

Based solely upon information made available to us, the following table sets forth information with respect to the beneficial ownership of our common stock as of June 22, 2011 by (1) each director; (2) each of our Named Executive Officers; (3) all executive officers and directors as a group; and (4) each additional person who is known by us to beneficially own more than 5% of our common stock.  Except as otherwise indicated, the holders listed below have sole voting and investment power with respect to all shares of common stock beneficially owned by them.

	Number of Shares
	Beneficially	Percent
Name and Address of Beneficial Owner (1)	Owned	of Class (2)
Directors and Executive Officers:
Steven S. Antebi (3)	8,800	*
David A. Dodd (3)	24,525	*
Donald G. Hildebrand (4)	1,427,226	8.9%
Dean G. Kollintzas (5)	46,399	*
Robert T. McNally (6)	106,754	*
Mark J. Newman (7)	11,000	*
Mark W. Reynolds (8)	61,999	*
Harriet L. Robinson (9)	1,239,883	7.8%
John N. Spencer, Jr. (10)	60,099	*
All executive officers and directors as a group (9 persons) (11)	2,986,685	18.1%
Other 5% Stockholders:
Emory University (12)	4,621,405	29.4%
Stavros Papageorgiou (13)	1,111,857	7.0%
Welch & Forbes LLC (14)	1,534,659	9.8%
      ______________

*  Less than 1%

(1)	Except as otherwise indicated, the business address of each director and executive officer listed is c/o GeoVax Labs, Inc., 1900 Lake Park Drive, Suite 380, Smyrna, Georgia 30080.

(2)
This table is based upon information supplied by officers and directors, and with respect to principal stockholders, Schedules 13D and 13G filed with the SEC. Beneficial ownership is determined in accordance with the rules of the SEC. Applicable percentage ownership is based on 15,715,833 shares of common stock outstanding as of June 22, 2011.  In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares of common stock subject to options or warrants currently exercisable, or exercisable within 60 days of June 22, 2011, are deemed outstanding.

(3)	Includes options to purchase 8,800 shares of common stock exercisable within 60 days of June 22, 2011.

(4)	Includes options to purchase 355,826 shares of common stock exercisable within 60 days of June 22, 2011.

(5)	Includes options to purchase 46,399 shares of common stock exercisable within 60 days of June 22, 2011.

(6)	Includes options to purchase 94,399 shares of common stock exercisable within 60 days of June 22, 2011.

(7)	Includes options to purchase 8,000 shares of common stock exercisable within 60 days of June 22, 2011.

(8)	Includes options to purchase 55,999 shares of common stock exercisable within 60 days of June 22, 2011.

(9)
Dr. Robinson shares voting and investment power over 1,051,972 shares with Welch & Forbes LLC, whose ownership is described below.  Includes options to purchase 187,911 shares of common stock exercisable within 60 days of June 22, 2011.

(10)	Includes options to purchase 46,399 shares of common stock exercisable within 60 days of June 22, 2011.

(11)	Includes warrants to purchase 812,533 shares of common stock exercisable within 60 days of June 22, 2011.

(12)
The address for this stockholder is Administration Building, 201 Dowman Drive, Atlanta, Georgia 30322.  Ownership information has been derived from this stockholder’s SEC filing on Form 4 filed on January 29, 2010.

(13)
The address for this stockholder is c/o Morse, Zelnick, Rose & Lander LLP, 405 Park Avenue, Suite 1401, New York, New York 10022.  Includes 91,854 shares subject to warrants and 503,840 shares as to which Mr. Papageorgiou shares voting and investment power.  Ownership information has been derived from this stockholder’s SEC filing on Schedule 13G filed on October 1, 2009.

(14)
The address for this stockholder is 45 School Street, Boston, Massachusetts 02108.  This stockholder shares voting and investment power with respect to all of these shares.  Includes 1,051,972 shares held by Dr. Robinson.  Ownership information has been derived from this stockholder’s Schedule 13G filed February 28, 2011.

COMPENSATION DISCUSSION AND ANALYSIS

In the paragraphs that follow, the Compensation Committee provides an overview and analysis of our compensation program and policies, the material compensation decisions made under those programs and policies with respect to our executive officers, and the material factors considered in making those decisions.

The Compensation Committee reviews, analyzes and approves the compensation of our senior executive officers, including the “Named Executive Officers” listed in the tables that follow this Compensation Discussion and Analysis. The Named Executive Officers for 2010 include our Chief Executive Officer, our Chief Financial Officer, and the two other individuals who served as executive officers during 2010 and whose total compensation for 2010 exceeded $100,000, calculated in accordance with the rules and regulations of the SEC. Our Named Executive Officers for 2010 were:

•	Robert T. McNally, President and Chief Executive Officer

•	Mark W. Reynolds, Chief Financial Officer

•	Harriet L. Robinson, Chief Scientific Officer

•	Mark J. Newman, VP, Research and Development

The tables that follow this Compensation Discussion and Analysis contain specific data about the compensation earned or paid in 2010 to the Named Executive Officers. The discussion below is intended to help readers understand the detailed information provided in the compensation tables and put that information into the context of our overall compensation program.

Objectives of Our Compensation Program

In general, we operate in a marketplace where competition for talented executives is intense and significant. The biopharmaceutical industry is highly competitive and includes companies with far greater resources than ours. We are engaged in the long-term development of drug candidates without the benefit of significant current revenues, and therefore our operations involve a high degree of risk and uncertainty. This level of risk and uncertainty may make it difficult to attract and retain talented executives. Nevertheless, continuity of personnel across multi-disciplinary functions is critical to the success of our business. Furthermore, since we have relatively few employees, each must perform a broad scope of functions, and there is very little redundancy in skills.

The objectives of our compensation program for our executive officers and other employees are to provide competitive cash compensation, health, and retirement benefits, as well as long-term equity incentives that offer significant reward potential for the risks assumed and for each individual’s contribution to our long-term performance. Although the Compensation Committee seeks to pay salaries and bonuses sufficient to hire and retain talented individuals, the Compensation Committee also believes, based on its subjective perception of their skills, that many of its employees could earn somewhat higher cash compensation at other companies, and seeks to address this concern by making stock option grants at a somewhat higher level than it would if the salaries and bonuses were higher. Individual performance is measured subjectively taking into account Company and individual progress toward overall corporate goals, as well as each individual’s skills, experience, and responsibilities, together with corporate and individual progress in the areas of scientific innovation, regulatory compliance, business development, employee development, and other values designed to build a culture of high performance. No particular weight is assigned to these measures, and the Compensation Committee is of the view that much of the Company’s progress results from team effort. These policies and practices are based on the principle that total compensation should serve to attract and retain those executives and employees critical to our overall success and are designed to reward executives for their contributions toward business performance that enhances stockholder value.

Role of the Compensation Committee

Our Compensation Committee assists our Board of Directors in discharging its responsibilities relating to the compensation of our executive officers. As such, the Compensation Committee has responsibility over certain matters relating to the fair and competitive compensation of our executives, employees and directors (only non-employee directors are compensated as directors) as well as matters relating to equity-based benefit plans. Each of the members of our Compensation Committee is independent in accordance with the criteria of independence set forth in Rule 5605(a)(2) of the Nasdaq Listing Rules and Rule 803(A)(2) of the NYSE Amex Listing Requirements. We believe that their independence from management allows the members of the Compensation Committee to provide unbiased consideration of various elements that could be included in an executive compensation program and apply independent judgment about which elements best achieve our compensation objectives.

In March 2010, the Compensation Committee and the Board of Directors approved a new charter for the Compensation Committee. Pursuant to the new charter, the Compensation Committee is responsible for, among other things:

•	reviewing the Company’s overall compensation philosophy and strategy;

•	evaluating and determining the compensation of the Chief Executive Officer;

•	evaluating and setting, in conjunction with the Chief Executive Officer, the compensation of other officers;

•	reviewing and approving the annual Compensation Discussion and Analysis;

•	evaluating and approving the components and amounts of compensation of the Company’s employees;

•
evaluating, considering and approving, in its discretion, the Company’s equity-based compensation plans, as well as grants and awards made under any such plans to persons other than the Chief Executive Officer and submitting them to the Board of Directors for its consideration and approval;

•	approving, with sole and exclusive authority, grants and awards made to the Company’s Chief Executive Officer under the Company’s equity-based compensation plans;

•	evaluating, considering and approving, in its discretion, compensation for non-employee members of the Board of Directors; and

•	managing and controlling the operation and administration of the Company’s stock option plans

Pursuant to its charter as in effect prior to March 2010, the Compensation Committee was charged specifically with reviewing and determining annually the compensation of our Chief Executive Officer, approving special bonus payments and perquisites paid to and other special compensation or benefit arrangements with executive officers, and approving (subject to approval of the Board of Directors) recommendations by the Chief Executive Officer with respect to grants under our stock option plan and any other equity-based plan we might adopt in the future. Subject to approval of the Board of Directors, the Compensation Committee also sets salaries and determines bonuses, sometimes referred to as cash incentive awards, for the Company’s employees. The Compensation Committee gave due consideration to the Chief Executive Officer’s recommendations and could change them prior to recommending them to the Board of Directors. The Compensation Committee did not exercise the authority granted to it by its charter to approve a pool of options and other discretionary awards to be used by the Chief Executive Officer.

Elements of Compensation

To achieve the objectives described above, the three primary compensation elements used for executive officers are base salary, cash bonus, and stock option awards. We believe that these three elements are the most effective combination in motivating and retaining our executive officers at this stage in our development. The Compensation Committee has not utilized other companies for benchmarking purposes because it believes that those businesses which would be most comparable to the Company are either privately held or divisions of very large medical products companies.

Base Salary

Our philosophy is to maintain executive base salary at a competitive level sufficient to recruit and retain individuals possessing the skills and capabilities necessary to achieve our goals over the long term. Base salaries provide our executive officers with a degree of financial certainty and stability and also reward individual achievements and contributions.

Cash Bonus

Annual cash incentive awards motivate our executive officers to contribute toward the achievement of corporate goals and objectives. Generally, every employee is eligible to earn an annual cash incentive award, promoting alignment and pay-for-performance at all levels of the organization. The Company does not have a formalized cash incentive award plan, and awards are based on the subjective recommendation of the President and Chief Executive Officer (except as to the President and Chief Executive Officer’s cash bonus) and on the Compensation Committee’s subjective judgment.

Stock Option Awards

Stock option awards are a fundamental element in our executive compensation program because they emphasize our long-term performance, as measured by creation of stockholder value, and align the interests of our stockholders and management. In addition, the Compensation Committee believes they are crucial to a competitive compensation program for executive officers, and they act as a powerful retention tool. In our current pre-commercial state, we view the Company as still facing a significant level of risk, but with the potential for a high reward over a period of time, and therefore we believe that stock incentive awards are appropriate for executive officers. These awards are provided through initial grants at or near the date of hire and through subsequent, periodic grants. The initial grant is typically larger than subsequent, periodic grants and is intended to motivate the officer to make the kind of decisions and implement strategies and programs that will contribute to an increase in our stock price over time. Subsequent periodic stock option awards may be granted to reflect each executive officer’s ongoing contributions to the Company, to create an incentive to remain at the Company, and to provide a long-term incentive to achieve or exceed our corporate goals and objectives. The Company does not have a formula for determining stock option awards. Awards are generally based on the subjective recommendation of the President and Chief Executive Officer and on the Compensation Committee’s subjective judgment. The Compensation Committee does not typically give much weight to the overall levels of stock and stock options owned by the Company’s executive officers and directors.

Accounting and Tax Considerations

The accounting and tax treatment of compensation generally has not been a factor in determining the amounts of compensation for the Company’s executive officers.

Section 162(m) of the Internal Revenue Code of 1986, as amended, limits tax deductions of public companies on compensation paid to certain executive officers in excess of $1 million. The Compensation Committee considers the impact of Section 162(m) on its compensation decisions, but has no formal policy to structure executive compensation so that it complies with the requirements of Section 162(m) due to the overall level of compensation paid. In general, stock options granted under the Company’s 2006 Equity Incentive Plan, or the Plan, are intended to qualify under and comply with the “performance based compensation” exemption provided under Section 162(m), thus excluding from the Section 162(m) compensation limitation any income recognized by executives at the time of exercise of such stock options.

Accounting principles generally accepted in the United States require us to recognize an expense for the fair value of equity-based compensation awards. The Compensation Committee is informed of the accounting implications of significant compensation decisions, especially in connection with decisions that relate to our equity incentive award plans, but has no formal policy to structure executive compensation to align accounting expenses of our equity awards with our overall executive compensation philosophy and objectives. The Compensation Committee has considered the impact of cash payments to its employees as compared to the costs it recognizes on an accrual basis when stock options are granted.

Setting Executive Compensation

Historically, we have not used quantitative methods or mathematical formulae in setting any element of executive compensation. We use discretion, guided in large part by the concept of pay-for-performance, and we consider all elements of an executive’s compensation package when setting each portion of compensation. There is no pre-established policy or target for the allocation between cash and equity incentive compensation, although the Compensation Committee believes its stock option grants are at a level that permits it to retain talented personnel at somewhat lower levels of cash compensation than these individuals might otherwise receive. Year-to-year changes in base salary have usually been relatively modest, and executive officer base salaries are within a relatively narrow range. The Compensation Committee considers relative levels of compensation among its various executive officers. Our annual cash incentive awards have generally been modest. When made at all, the individual cash incentive awards have ranged from $10,000 to $15,000 over the last three years. Bonuses have usually been paid to all Named Executive Officers when they were paid at all. We may choose other compensation approaches if circumstances warrant.

When determining compensation for a new executive officer, and when annually reviewing the compensation for our executive officers, factors taken into consideration are the individual’s skills, knowledge and experience, the individual’s past and potential future impact on our short-term and long-term success, the individual’s recent compensation levels in other positions, and any present and expected compensation information obtained from other prospective candidates interviewed during the recruitment process. In setting our executive compensation for 2010, no specific benchmarking activities were undertaken. We will generally make a grant of stock options when an executive officer joins us. Options are granted at no less than 100% of the fair market value of the stock on the date of grant. In determining the size of an initial stock option grant to an executive officer, we primarily consider company performance and the individual’s scope of responsibility. For periodic grants, we also consider the Company’s and the individual’s continuing performance and the recommendations of the Chief Executive Officer, all on a subjective basis. Since the stock option grant is meant to be a retention tool, we also consider the importance to stockholders of that person’s continued service. Stock option grants to executives generally vest over a period of three years.

The Compensation Committee annually reviews and determines the compensation for our Chief Executive Officer. Each year, recommendations for the compensation for other executive officers (other than himself) are prepared by the Chief Executive Officer and are reviewed with the Compensation Committee and modified by it where appropriate.

In order to assess the performance of a full calendar year, annual cash incentive and stock option awards are generally determined in December of each year. We do not currently have any program, plan or practice in place to time stock option grants to our executives or other employees in coordination with the release of material non-public information.

As part of our executive compensation review conducted annually in December, we review a tally sheet prepared by the President and Chief Executive Officer setting forth all components of total compensation to our Named Executive Officers and all other employees. The tally sheet includes current and proposed base salary, proposed annual cash incentive awards and historical, as well as proposed, stock option awards. Post-termination pay under employment agreements to which our executive officers are parties is not considered to be material at the present time. These tools are employed by the Compensation Committee both in reviewing individual compensation awards and as a useful check on total compensation. These tools also show the effect of compensation decisions made over time on the total annual compensation to a Named Executive Officer and allow the Compensation Committee to review historical amounts for comparative purposes.

We considered whether our compensation policies and practices create risks that are reasonably likely to have a material adverse effect on GeoVax, and concluded that they do not.

2010 Executive Compensation

The amount of compensation earned by each of the Named Executive Officers during fiscal 2010, 2009 and 2008 is shown in the Summary Compensation Table below.

In December 2009, the Compensation Committee established the salaries of the named Executive Officers for 2010.  The Compensation Committee used its subjective judgment and considered the overall progress of the Company, and the skills, experience, responsibilities, achievements and historical compensation of each of the Named Executive Officers, in determining the salary levels for 2010. In its deliberations on executive compensation, the Compensation Committee considered the fact that, during the preceding year (at its meeting in December 2008) the Compensation Committee had accepted the recommendation from Dr. McNally that none of the Named Executive Officers receive salary increases for 2009, except as related to Mr. Reynolds with respect to a proportionate increase relative to his time commitment to the business of the Company. The Compensation Committee felt that, under the circumstances, it should increase the salaries of the Company’s executive officers, and decided to increase the salaries of the Company’s executive officers for 2010. The Compensation Committee reviewed the salary increases it had approved for the other employees of the Company and determined the average of the increases was approximately 6.3%. The Compensation Committee then increased executive officer salaries by 6.3%, with the exception of Dr. McNally, who received a 10% increase in salary, and also with the exception of Dr. Newman, whose initial employment did not begin until January 2010. The Compensation Committee provided a higher salary to Dr. McNally because it felt that the Chief Executive Officer should be the most highly compensated executive.

In December 2010, the Compensation Committee considered 2010 stock option grants and cash incentive awards as well as base salaries for 2011. The Compensation Committee used its subjective judgment and considered the same factors it considered in December 2009: the overall progress of the Company, and the skills, experience, responsibilities, achievements and historical compensation of each of the Named Executive Officers, in determining the award of cash bonuses and stock option grants for 2010 and salary levels for 2011.  In its deliberations, the Compensation Committee also gave significant consideration to the status of the Company’s fund-raising efforts and Dr. McNally’s recommendation that no cash bonuses or salary increases be paid to the Named Executive Officers but reconsider after completion of the Company’s next financing round. The Compensation Committee accepted Dr. McNally’s recommendation, partially in the interest of preserving the Company’s overall cash flow to the extent reasonably possible.

Robert T. McNally.  Dr. McNally serves as our President and Chief Executive Officer pursuant to an employment agreement effective April 1, 2008. In December 2010, the Compensation Committee awarded Dr. McNally a stock option grant for 10,000 shares at an exercise price of $1.98 per share. It did not award a cash bonus. The Compensation Committee did not increase Dr. McNally’s annual base salary of $275,000.

Mark W. Reynolds.  Mr. Reynolds serves as our Chief Financial Officer pursuant to an employment agreement amended and restated effective January 1, 2010.  In December 2010, the Compensation Committee awarded Mr. Reynolds a stock option grant for 10,000 shares at an exercise price of $1.98 per share.  It did not award a cash bonus. The Compensation Committee did not increase Mr. Reynolds’ annual base salary of $212,600.

Harriet L. Robinson.  Dr. Robinson serves as our Chief Scientific Officer pursuant to an employment agreement executed in November 19, 2007. In December 2009, the Compensation Committee awarded Dr. Robinson a stock option grant for 10,000 shares at an exercise price of $1.98 per share.  It did not award a cash bonus. The Compensation Committee did not increase Dr. Robinson’s annual base salary of $265,750.

Mark J. Newman.  Dr. Newman serves as our Vice President, Research and Development pursuant to an employment agreement dated January 4, 2010.  In December 2010, the Compensation Committee awarded Dr. Newman a stock option grant for 10,000 shares at an exercise price of $1.98 per share.  It did not award a cash bonus.  The Compensation Committee did not increase Dr. Newman’s annual base salary of $225,000.

Benefits Provided to Executive Officers

We provide our executive officers with certain benefits that the Compensation Committee believes are reasonable and consistent with our overall compensation program. The Compensation Committee will periodically review the levels of benefits provided to our executive officers.

Dr. McNally, Dr. Newman, Mr. Reynolds and Dr. Robinson are eligible for health insurance and 401(k) benefits at the same level and subject to the same conditions as provided to all other employees. The amounts shown in the Summary Compensation Table under the heading “Other Compensation” represent the value of the Company’s matching contributions to the 401(k) accounts of these executive officers. Executive officers did not receive any other perquisites or other personal benefits or property from the Company or any other source.

Stock Ownership Policy

In March 2011 our Board of Directors adopted stock ownership guidelines. In June 2011 our Nominating and Governance Committee adopted a Stock Ownership Policy based on those guidelines.  The policy is effective July 1, 2011.  It applies to all executive officers who are reporting officers under Section 16 of the Securities Exchange Act of 1934, and to all directors.  Under the new policy, each executive officer is required to own $50,000 of our common stock, and each director who is not an executive officer must acquire an amount equal in value to the expected annual fees paid to such director for service on the Board of Directors and its committees.  The shares are valued at the original purchase price paid.  Executive officers have five years, and directors have two years, to comply with the policy.

Employment Agreements

Robert T. McNally.  On March 20, 2008, GeoVax entered into an employment agreement with Robert T. McNally, Ph.D. to become our President and Chief Executive Officer effective April 1, 2008. The employment agreement has no specified term. The employment agreement provided for an initial annual salary of $200,000 to Dr. McNally, subject to periodic increases as determined by the Compensation Committee. The Board of Directors may also approve the payment of a discretionary bonus annually. Dr. McNally is eligible for grants of awards from the Plan and is entitled to participate in any and all benefits in effect from time-to-time for employees generally. We may terminate the employment agreement, with or without cause. If we terminate the employment agreement without cause, we will be required to provide Dr. McNally at least 30 days prior notice of the termination and one week of severance pay for each full year of service as President and Chief Executive Officer ($15,865 if terminated in fiscal 2011, paid as salary continuance). Dr. McNally may terminate the employment agreement at any time by giving us 60 days notice. In that event, he would not receive severance.

Mark W. Reynolds.  On February 1, 2008, GeoVax entered into an amended and restated employment agreement with Mark W. Reynolds, our Chief Financial Officer. The employment agreement has no specified term. The employment agreement provided for an initial annual salary of $115,000 to Mr. Reynolds, which was increased to $150,000 by the Compensation Committee and the Board of Directors effective January 1, 2009, commensurate with an increased time commitment provided by Mr. Reynolds (50% to 75%). The employment agreement was again amended and restated, effective January 1, 2010, to reflect a further adjustment for Mr. Reynolds time commitment (from 75% to 100%) together with a base salary increase to $212,600. The Board of Directors may also approve the payment of a discretionary bonus annually. Mr. Reynolds is eligible for grants of awards from the Plan and is entitled to participate in any and all benefits in effect from time-to-time for employees generally. We may terminate the employment agreement, with or without cause. If we terminate the employment agreement without cause, we will be required to provide Mr. Reynolds at least 30 days prior notice of the termination and one week of severance pay for each full year of service as Chief Financial Officer ($20,442 if terminated in fiscal 2011, paid as salary continuance). Mr. Reynolds may terminate the employment agreement at any time by giving us 60 days notice. In that event, he would not receive severance.

Harriet L. Robinson.  On November 19, 2007, GeoVax entered into an employment agreement with Harriet L. Robinson, our Chief Scientific Officer. The employment agreement has no specified term. The employment agreement provided for an initial base salary of $250,000 to Dr. Robinson, subject to periodic increases as determined by the Compensation Committee. Dr. Robinson initially worked part-time for the Company, and became a full-time employee in February 2008. The Board of Directors may also approve the payment of a discretionary bonus annually. Dr. Robinson is eligible for grants of awards from the Plan and is entitled to participate in any and all benefits in effect from time-to-time for employees generally. We may terminate the employment agreement, with or without cause. If we terminate the employment agreement without cause, we will be required to provide Dr. Robinson at least 30 days prior notice of the termination and one week of severance pay for each full year of service ($20,443 if terminated in fiscal 2011, paid as salary continuance). Dr. Robinson may terminate the employment agreement at any time by giving us 60 days notice. In that event, she would not receive severance.

Mark Newman.  On January 4, 2010, GeoVax entered into an employment agreement with Mark Newman, Ph.D. to become our Vice President, Research and Development.  The employment agreement has no specified term. The employment agreement provides for an annual salary of $225,000 to Dr. Newman, subject to periodic increases as determined by the Compensation Committee.  The Board of Directors may also approve the payment of a discretionary bonus annually.  On January 4, 2010, in connection with his initial employment, Dr. Newman received a grant of 24,000 stock options at an exercise price of $8.00 per share.  The options have a life of ten years and will vest over a three year period from the date of grant.  Mr. Newman is also entitled to participate in any and all benefits in effect from time-to-time for employees generally.  We may terminate the employment agreement, with or without cause.  If we terminate the employment agreement without cause, we will be required to provide Dr. Newman at least 30 days prior notice of the termination and one week of severance pay for each full year of service ($4,327 if terminated in fiscal 2011, paid as salary continuance). Dr. Newman may terminate the employment agreement at any time by giving us 60 days notice. In that event, he would not receive severance.

Indemnification Agreements

In October 2006 GeoVax Labs, Inc. and our subsidiary, GeoVax, Inc. entered into indemnification agreements with Messrs. McNally, Reynolds, Hildebrand, Kollintzas and Spencer. Pursuant to these agreements, we have agreed to indemnify them to the full extent permitted by Illinois and Georgia law against certain liabilities incurred by these individuals in connection with specified proceedings if they acted in a manner they believed in good faith to be in or not opposed to the best interests of the Company and, with respect to any criminal proceeding, had no reasonable cause to believe that such conduct was unlawful. The agreements also provide for the advancement of expenses to these individuals subject to specified conditions.

SUMMARY COMPENSATION TABLE

The following table sets forth information concerning the compensation earned during the fiscal years ended December 31, 2010, 2009 and 2008 by our Named Executive Officers.

Name and Principal Position	Year	Salary ($)	Bonus ($)	(1) Option Awards ($)	(2) All Other Compensation ($)	Total ($)

Robert T. McNally President and Chief Executive Officer	2010 2009 2008	$275,000 250,000 175,000	$ -- 15,000 --	$ 17,600 61,500 391,100	$ 9,800 3,675 1,250	$ 302,400 330,175 567,350

Mark W. Reynolds Chief Financial Officer	2010 2009 2008	212,600 150,000 120,740	-- 10,000 --	17,600 61,500 45,500	1,063 94 --	231,263 221,594 166,240

Harriet L. Robinson Chief Scientific Officer	2010 2009 2008	265,750 250,000 234,375	-- 10,000 --	17,600 61,500 204,220	9,800 3,675 313	293,150 325,175 438,908

Mark J. Newman Vice President, Research and Development	2010 2009 2008	225,000 -- --	-- -- --	185,600 -- --	4,500 -- --	415,100 -- --
_____________________

(1)
Amounts shown in the “Option Awards” column represent the aggregate grant date fair value of awards computed in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718, Compensation – Stock Compensation (“FASB ASC Topic 718”).  For a discussion of the various assumptions made and methods used for determining such amounts, see footnotes 2 and 7 to our 2010 consolidated financial statements contained in our Annual Report.

(2)	Amounts shown in the “All Other Compensation” column represent employer contributions to the Company’s 401(k) retirement plan for Dr. McNally, Mr. Reynolds, Dr. Robinson, and Dr. Newman.

GRANTS OF PLAN-BASED AWARDS

The following table sets forth option awards.  No stock awards or non-equity incentive awards were granted to the Named Executive Officers for the year ended December 31, 2010.

		All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh) (1)	Grant Date Fair Value of Stock and Option Awards (2)
Name	Grant Date
Robert McNally	12/10/10	10,000	$ 1.98	$ 17,600
Mark Reynolds	12/10/10	10,000	1.98	17,600
Harriet Robinson	12/10/10	10,000	1.98	17,600
Mark J. Newman	12/10/10 1/4/10	10,000 24,000	1.98 8.00	17,600 168,000
______________________

(1)
The exercise price for options is the closing trading price of the common stock of the Company on the grant date. The grant date is determined by the Compensation Committee.  All stock option grants during 2010 will vest and become exercisable in three equal annual installments on the first three anniversary dates of the grant date.

(2)
Compensation expense is recognized for all share-based payments based on the grant date fair value estimated for financial reporting purposes.  For a discussion of the various assumptions made and methods used for determining such amounts, see footnotes 2 and 7 to our 2010 consolidated financial statements contained in our Annual Report.

Additional discussion regarding material factors that may be helpful in understanding the information included in the Summary Compensation Table and Grants of Plan-Based Awards table is included above under “Compensation Discussion and Analysis.”

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

The following table sets forth certain information with respect to unexercised options previously awarded to our Named Executive Officers as of December 31, 2010.  There were no stock awards outstanding as of December 31, 2010.
Option Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date
Robert McNally	- 3,333 6,667 32,000 10,000 26,400	10,000 (1) 6,667 (2) 3,333 (3) 16,000 (4) -- --	$ 1.98 7.00 5.50 8.50 8.05 17.75	12/10/20 12/2/19 12/11/18 6/17/18 12/5/17 3/14/17

Mark Reynolds	- 3,333 6,667 10,000 36,000	10,000 (1) 6,667 (2) 3,333 (3) -- --	1.98 7.00 5.50 8.05 17.75	12/10/20 12/2/19 12/11/18 12/5/17 3/14/17

Harriet Robinson	- 3,333 6,667 177,912	100,000 (1) 6,667 (2) 3,333 --	1.98 7.00 5.50 2.024	12/10/20 12/2/19 12/11/18 2/5/14

Mark J. Newman	- -	10,000 (1) 24,000 (1)	1.98 8.00	12/10/20 1/4/20
________________________

(1)	These stock options vest and become exercisable in three equal installments on December 10, 2011, 2012 and 2013.

(2)	These stock options vest and become exercisable in two equal installments on December 2, 2011 and 2012.

(3)	These stock options vest and become exercisable on December 11, 2011.

(4)	These stock option vest and become exercisable on June 17, 2011.

(5)	These stock options vest and become exercisable in three equal installments on January 4, 2011, 2012 and 2013.

No options were exercised by Named Executive Officers during the year ended December 31, 2010.

Potential Payments Upon Termination or Change-in-Control

Under SEC rules, we are required to estimate and quantify the payment that would be payable at, following, or in connection with any termination, including without limitation resignation, severance, retirement or a constructive termination of each Named Executive Officer, or a change-in-control of the Company or a change in the Named Executive Officer’s responsibilities, with respect to each Named Executive Officer, as if the triggering event had occurred as of the last business day of the last fiscal year.

The Plan contains provisions that could lead to an accelerated vesting of options or other awards. In the event of certain change-in-control transactions described in the Plan, (i) outstanding options or other awards under the Plan may be assumed, converted or replaced; (ii) the successor corporation may substitute equivalent options or other awards or provide substantially similar consideration to Plan participants as were provided to stockholders (after taking into account the existing provisions of the options or other awards); or (iii) the successor corporation may replace options or awards with substantially similar shares or other property.

In the event the successor corporation (if any) refuses to assume or substitute options or other awards as described (i) the vesting of any or all options or awards granted pursuant to the Plan will accelerate upon the change-in-control transaction, and (ii) any or all options granted pursuant to the Plan will become exercisable in full prior to the consummation of the change-in-control transaction at such time and on such conditions as the Compensation Committee determines. If the options are not exercised prior to the consummation of the change-in-control transaction, they shall terminate at such time as determined by the Compensation Committee. Subject to any greater rights granted to Plan participants under the Plan, in the event of the occurrence of a change-in-control transaction any outstanding options or other awards will be treated as provided in the applicable agreement or plan of merger, consolidation, dissolution, liquidation, or sale of assets.

If the Company experienced a change-in-control transaction described in the Plan on December 31, 2010, the value of accelerated options for each Named Executive Officer, based on the difference between $1.16, the closing price of our common stock on the OTC Bulletin Board on December 31, 2010, and, if lower, the exercise price per share of each option for which vesting would be accelerated for each Named Executive Officer, would be as follows: Dr. McNally — $-0-; Mr. Reynolds — $-0-;  Dr. Robinson — $-0-; and Dr. Newman — $-0-.

Additionally, our employment agreements with each Named Executive Officer provide for payment to each Named Executive Officer if we terminate such Named Executive Officer’s employment without cause. If each Named Executive Officer was terminated without cause on December 31, 2010, the following amounts, which represent one week of pay for each full year of service to the Company, would be payable to each Named Executive Officer as salary continuance under the terms of such Named Executive Officer’s employment agreement: Dr. McNally — $10,577; Mr. Reynolds — $16,354; Dr. Robinson — $15,332; and Dr. Newman — $-0-.

Risk Assessment

We considered whether our compensation policies and practices create risks that are reasonably likely to have a material adverse effect on GeoVax and concluded that they do not. We do not tie compensation to specific stock prices or milestones that might encourage risk taking to increase stock prices or meet specific milestones. When we have granted cash incentive awards, they have been retrospective or in relatively modest amounts so that they do not encourage inappropriate short-term risk taking. We give consideration to subjective elements when we determine salaries, bonuses, and option grants that help us evaluate employee productivity and contribution to the welfare of GeoVax and place less emphasis on short-term metrics or milestones that might encourage undue risk taking. When we use stock options, we require them to vest over a period of years so that their increase in value will be more closely associated with the long-term success of the Company.

DIRECTOR COMPENSATION

The following table sets forth information concerning the compensation earned for service on our Board of Directors during the fiscal year ending December 31, 2010 by each individual who served as a director at any time during the fiscal year.

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)	(3)(5) Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Non-qualified Deferred Compensation Earnings	All Other Compensation ($)	Total ($)

Steven S. Antebi	$ 24,995	$ --	$ 132,440	$ --	$ --	$ --	$ 157,435

David A. Dodd	24,125	--	132,440	--	--	--	156,565

Donald G. Hildebrand	30,000	--	17,600	--	--	57,600	105,200

Dean G. Kollintzas	36,475	--	17,600	--	--	--	54,075

Robert T. McNally (2)	-	--	--	--	--	--	--

Harriet L. Robinson (2)	-	--	--	--	--	--	--

John N. Spencer, Jr.	47,550	--	17,600	--	--	--	65,150

Peter Tsolinas (4)	21,505	--	--	--	--	--	21,505
_____________________

(1)
The amount shown in the “All Other Compensation” column represents the amount paid to Mr. Hildebrand for the year ended December 31, 2010 pursuant to a consulting agreement with the Company.  See “Certain Relationships and Related Party Transactions, and Director Independence – Consulting Agreement with Donald Hildebrand”.

(2)
Dr. McNally and Dr. Robinson, who were employees of the Company during the fiscal year ended December 31, 2010, received no compensation for their service as directors. All amounts related to their compensation as Named Executive Officers during the fiscal year ended December 31, 2010 and prior years are included in the “Summary Compensation Table”.

(3)
Amounts shown in the “Option Awards” column represent the aggregate grant date fair value of awards computed in accordance with FASB ASC Topic 718.  For a discussion of the various assumptions made and methods used for determining such amounts, see footnotes 2 and 7 to our 2010 consolidated financial statements contained in our Annual Report on Form 10-K.  On March 17, 2010, Messrs. Antebi and Dodd were each granted options to purchase 26,400 shares of our common stock, with an exercise price of $5.00 per share, in connection with their initial election to our Board of Directors.  On December 10, 2010, Messrs. Antebi, Dodd, Hildebrand, Kollintzas and Spencer were each granted options to purchase 100,000 shares of our common stock, with an exercise price of $1.98 per share.

(4)	Mr. Tsolinas resigned as a director in June 2010.

(5)
The table below shows the aggregate numbers of option awards outstanding for each non-employee director as of December 31, 2010.  There were no stock awards outstanding for the non-employee directors as of December 31, 2010.

Name	Aggregate Option Awards Outstanding as of December 31, 2010 (#)

Steven S. Antebi	36,400

David A. Dodd	36,400

Donald G. Hildebrand	365,826

Dean G. Kollintzas	66,400

John N. Spencer, Jr.	66,400

Peter Tsolinas	--

Director Compensation Plan

In March 2007, the Board of Directors approved a recommendation from the Compensation Committee for director compensation, which we refer to as the “Director Compensation Plan.” It was amended in March 2008, December 2009, and in December 2010. The Director Compensation Plan applies only to non-employee directors. Directors who are employees of the Company receive no compensation for their service as directors or as members of committees.

Cash Fees

For 2010, each non-employee director received an annual retainer of $5,000 (paid quarterly) for service as a member of the Audit Committee and $3,300 for service as a member of the Compensation Committee. The Chairman of the Audit Committee received an annual retainer of $9,000, and the Chairman of each of the Compensation Committee and the Nominating and Corporate Governance Committee received an annual retainer of $6,000.  These retainers were also paid quarterly. Non-employee directors also received fees for each Board of Directors or Committee meeting attended as follows: $3,000 for in person Board of Directors meetings and $1,500 for telephonic Board of Directors meetings, $1,000 per Committee meeting chaired, and $500 per Committee meeting attended as a non-chair member.  Mr. Hildebrand, the non-employee Chairman of the Board during 2010, received an annual retainer of $30,000 (paid quarterly) and was not entitled to additional fees for meetings attended.  In December 2010, the Board of Directors amended the Director Compensation Plan such that, effective January 1, 2011, the non-employee Chairman of the Board will continue to receive an annual retainer of $30,000 and will not be entitled to receive additional fees for Board meetings attended, but will be entitled to receive additional fees for committees on which he serves.

Stock Option Grants

Non-employee directors each receive an automatic grant of options to purchase 26,400 shares of common stock on the date that such non-employee director is first elected or appointed. We currently do not have a formula for determining annual stock option grants to directors (upon their re-election to the Board of Directors, or otherwise). Such option grants are currently determined by the Board of Directors, upon recommendation by the Compensation Committee based on the Compensation Committee’s annual deliberations and review of the director compensation structure of similar companies. At its meeting in December 2010, upon a recommendation of the Compensation Committee, the Board of Directors approved an annual stock option grant of 10,000 shares to its non-employee members.

In December 2010, at the recommendation of the Compensation Committee, the Board of Directors approved a 160,000 share increase in the number of shares authorized to be issued pursuant to the Plan in order to avoid an over issuance arising from the grants of options to directors and employees.

Expense Reimbursement

All directors are reimbursed for expenses incurred in connection with attending meetings of the Board of Directors and committees.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Policies and Procedures for Approval of Related Party Transactions

Our Audit Committee is responsible for reviewing and approving all transactions or arrangements between the Company and any of our directors, officers, principal stockholders or any of their respective affiliates, associates or related parties, other than transactions with officers which are covered by the duties of the Compensation Committee. In determining whether to approve or ratify a related party transaction, the Audit Committee will discuss the transaction with management and will consider all relevant facts and circumstances available to it including:

•	whether the terms of the transaction are fair to the Company and at least as favorable to the Company as would apply if the transaction did not involve a related party;

•	whether there are demonstrable business reasons for the Company to enter into the transaction;

•	whether the transaction would impair the independence of a non-employee director; and

•
whether the transaction would present an improper conflict of interest for any director or executive officer, taking into account the size of the transaction, the direct or indirect nature of the related party’s interest in the transaction and the ongoing nature of any proposed relationship, and any other factors the Audit Committee deems relevant.

These policies are in writing and included in the Company’s minute book.

In August 2010 our Board of Directors made the following findings and adopted the following policies regarding related party transactions:

•
The Company has not made and will not make loans or loan guarantees on behalf of any director, officer, beneficial owner of more than 5% of our common stock, or other person constituting a Promoter, as such term is defined in the NASAA Statement of Policy Regarding Corporate Securities Definitions.

•
The Company has not engaged and will not engage in material transactions with any director, officer, beneficial owner of more than 5% of our common stock, or other person constituting a Promoter, as such term is defined in the NASAA Statement of Policy Regarding Corporate Securities Definitions, except as described below or as otherwise approved by our Audit Committee consistent with the policies and procedures described below.

•	The Company will make any future material affiliated transactions on terms that are no less favorable to the Company than those that can be obtained from unaffiliated third parties.

•	A majority of the Company’s Audit Committee will approve all future material transactions.

•	The Company’s officers, directors, and counsel will:

o	consider their due diligence and assure that there is a reasonable basis for these representations, and

o	consider whether to embody the representations in the issuer’s charter or bylaws.

These policies are in writing.

Consulting Agreement with Donald Hildebrand

In March 2008, we entered into a consulting agreement with Donald Hildebrand, who was then the Chairman of our Board of Directors and our former President and Chief Executive Officer, pursuant to which Mr. Hildebrand provides business and technical advisory services to the Company. The term of the consulting agreement began on April 1, 2008 with an annual termination date of December 31, 2009, which was extended in each of December 2009 and 2010 upon approval by the Board of Directors. During 2010, 2009 and 2008, Mr. Hildebrand received $57,600, $57,600 and $64,000, respectively, for his services pursuant to the consulting agreement. We also paid Mr. Hildebrand’s medical and dental coverage during 2009 and 2008.  Mr. Hildebrand remained as Chairman of the Board through December 31, 2010, and will continue as a director until August 16, 2011.  Mr. Hildebrand will continue as a consultant and Chairman Emeritus after August 16, 2011.  As Chairman Emeritus, he will not have the duties of an executive officer but may be invited to attend and advise at Board meetings.

Transactions with Emory University

Emory University is a significant stockholder of the Company, and our primary product candidates are based on technology rights subject to a license agreement with Emory University, which we refer to as the Emory License. The Emory License, among other contractual obligations, requires payments based on milestone achievements, royalties on sales by the Company or on payments to the Company by our sublicensees, and payment of maintenance fees in the event certain milestones are not met within the time periods specified in the Emory License. We may terminate the Emory License upon 90 days prior written notice. In any event, the Emory License expires on the date of the latest expiration date of the underlying patents. We are also obligated to reimburse Emory University for certain ongoing costs in connection with the filing, prosecution and maintenance of patent applications subject to the Emory License. The expense associated with these ongoing patent reimbursements to Emory University amounted to $193,674, $85,673, and $102,141 for the years ended December 31, 2010, 2009, and 2008, respectively.

Through November 2009, we leased office and laboratory space on a month-to-month basis from Emtech Biotechnology Development, Inc., a related party associated with Emory University. Rent expense associated with this lease totaled $43,112 and $47,041 for the years ended December 31, 2009 and 2008, respectively.

We have entered into two research agreements with Emory University for the purpose of conducting research and development activities associated with our IPCAVD grant from the NIH. During the years ended 2010, 2009 and 2008, we recorded $1,391,203, $816,651, and $723,887, respectively, of expense associated with these contracts. All amounts paid to Emory under these agreements are reimbursable to us pursuant to the IPCAVD grant from the NIH.

COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis with Company management and, based on such review and discussions, the Compensation Committee authorized and directed that the Compensation Discussion and Analysis be included in this proxy statement and our Annual Report on Form 10-K.

Respectfully Submitted,

COMPENSATION COMMITTEE:

David A. Dodd, Chairman
Steven S. Antebi
Dean G. Kollintzas

This Compensation Committee Report is not incorporated by reference into any of our previous filings with the SEC and is not to be deemed “soliciting material” or incorporated by reference into any of our future filings with the SEC, irrespective of any general statement included in any such filing that incorporates the Annual Report on Form 10-K referenced above or this proxy statement by reference, unless such filing explicitly incorporates this report.

PROPOSAL II
RATIFICATION OF APPOINTMENT OF THE
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee has appointed the firm of Porter Keadle Moore, LLP (“PKM”) to serve as the independent registered public accounting firm of GeoVax Labs, Inc. for the fiscal year ending December 31, 2011. PKM has served as the independent registered public accounting firm of the Company since 2006, and is considered by the Audit Committee and management to be well qualified.

Principal Accountant Fees and Services

The aggregate fees billed for the services rendered to us by PKM for the years ended December 31, 2010 and December 31, 2009 were as follows:

	2010	2009
Audit Fees (1)	$66,533	$70,700
Audit-Related Fees (2)	25,950	5,510
Tax Fees	-	-
All Other Fees	-	-
Total	$92,483	$76,210
__________________

(1)
Audit Fees for 2010 and 2009 consisted principally of fees for professional services in connection with the audits of our consolidated financial statements, review of our Annual Report on Form 10-K, review of our interim financial statements and Quarterly Reports on Form 10-Q, and the audit of our internal control over financial reporting for 2009.

(2)	Audit-Related Fees consist principally of fees in connection with the review of registration statements and other SEC filings.

Audit Committee’s Pre-Approval Policies and Procedures

The Audit Committee has adopted policies and procedures for pre-approving all audit and non-audit services provided by our independent auditors (the “Policy”) prior to the engagement of the independent auditors with respect to such services.  Under the Policy, proposed services may be pre-approved on a periodic basis or individual engagements may be separately approved by the Audit Committee prior to the services being performed.  In each case, the Audit Committee considers whether the provision of such services would impair the independent auditor’s independence.  All audit services and non-audit services provided by PKM for 2010 and 2009 were pre-approved by the Audit Committee.

Stockholder ratification of the Audit Committee’s selection of PKM as our independent registered public accounting firm for the year ending December 31, 2011 is not required by our Bylaws, or otherwise. Nonetheless, the Board of Directors has elected to submit the selection of PKM to our stockholders for ratification. The selection will be ratified if a majority of the votes cast at the Annual Meeting vote in favor. Abstentions and broker non-votes are not treated as votes cast, and therefore will have no effect on the outcome of either proposal. If the selection of PKM as our independent registered public accounting firm for the year ending December 31, 2011 is not ratified, the matter will be referred to the Audit Committee for further review.

Representatives of PKM will be present at the annual meeting and will have an opportunity to make a statement if they desire to do so. They also will be available to respond to appropriate questions from stockholders.

THE AUDIT COMMITTEE AND BOARD OF DIRECTORS UNANIMOUSLY RECOMMEND THAT THE STOCKHOLDERS VOTE “FOR” THE PROPOSAL TO RATIFY THE APPOINTMENT OF PORTER KEADLE MOORE LLP AS THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM OF GEOVAX LABS INC. FOR FISCAL 2011.

REPORT OF THE AUDIT COMMITTEE

The Audit Committee of the Board of Directors is providing this report to enable stockholders to understand how it monitors and oversees the Company’s financial reporting process. The Audit Committee consists of three directors, each of whom are independent in accordance with the criteria of independence set forth in Section 301(3)(B) of the Sarbanes-Oxley Act of 2002 and operates pursuant to an Audit Committee charter that is reviewed annually by the Audit Committee and updated as appropriate. The Audit Committee charter is available on our web site at http://www.geovax.com .

Management is responsible for the Company’s internal controls and the financial reporting process. The independent registered public accounting firm is responsible for performing an independent audit of the Company’s consolidated financial statements in accordance with generally accepted auditing standards and issuing a report thereon. The Committee’s responsibility is to monitor and oversee these processes.

This report confirms that the Audit Committee has: (i) reviewed and discussed the audited financial statements for the year ended December 31, 2010 with management and the Company’s independent public accountants; (ii) discussed with the Company’s independent public accountants the matters required to be discussed pursuant to the Statement on Auditing Standards No. 61 (Communications with Audit Committees, as amended); (iii) received and reviewed the written disclosures and letter from the Company’s independent public accountants as required by the Public Company Accounting Oversight Board regarding the independent accountants’ independence; and (iv) discussed with the Company’s independent public accountants their independence from the Company.

The Audit Committee of the Board of Directors has considered whether the provision of non-audit professional services rendered by Porter Keadle Moore LLP, as discussed above and disclosed elsewhere in this proxy statement, is compatible with maintaining their independence.

Based upon the above review and discussions, the Audit Committee recommended to the Board of Directors that the audited financial statements for the year ended December 31, 2010 be included in the Company’s Annual Report on Form 10-K for filing with the Securities and Exchange Commission.

Respectfully submitted,

AUDIT COMMITTEE
John N. Spencer, Jr., Chairman
Steven S. Antebi
Dean G. Kollintzas

OTHER MATTERS

Stockholder Proposals

Any proposal which a stockholder intends to present in accordance with Rule 14a-8 of the Securities Exchange Act of 1934 (the “Exchange Act”) at our next Annual Meeting of Stockholders to be held in 2012 must be received by us on or before March 8, 2012. Notice of stockholder proposals submitted outside of Rule 14a-8 of the Exchange Act will be considered untimely if received by us after March 8, 2012. Only proper proposals under Rule 14a-8 of the Exchange Act which are timely received will be included in the proxy statement and proxy in 2012. We reserve the right to vote against, reject, rule out of order, or take other appropriate action with respect to any proposal that does not comply with these requirements.

Notice of intention to present a proposal at the 2012 annual meeting should be addressed to Corporate Secretary, GeoVax Labs, Inc., 1900 Lake Park Drive, Suite 380, Smyrna, Georgia  30080.

Availability of Annual Report

GeoVax’s Annual Report to Stockholders, containing the Company’s Annual Report on Form 10-K including the Company’s audited financial statements for the year ended December 31, 2010, accompanies this proxy statement but is not a part of the Company’s soliciting materials.

Stockholders may obtain, without charge, a copy of the Company’s Annual Report on Form 10-K for fiscal 2010, filed with the SEC, including the financial statements and schedules thereto, without the accompanying exhibits, by writing to: Investor Relations, GeoVax Labs Inc., 1900 Lake Park Drive, Suite 380, Smyrna, Georgia  30080, or contact Investor Relations by telephone at (404) 384-7220 or email at investor@geovax.com. The Company’s Form 10-K is also available online at the Company’s website, www.geovax.com .

Delivery of Documents to Stockholders Sharing an Address

Some banks, brokers or other nominees may participate in the practice of “householding” proxy materials. This means that only one copy of our proxy statement, form of proxy, Annual Report, or Notice of Internet Availability of Proxy Materials, as applicable, may have been sent to multiple stockholders living in the same household. We will promptly arrange for delivery of a separate copy of our proxy statement, form of proxy, Annual Report, or Notice of Internet Availability of Proxy Materials, as applicable, to any stockholder who shares with another stockholder an address to which only one copy was delivered upon request made (i) in writing to us at GeoVax Labs, Inc., Attention: Mark W. Reynolds, 1900 Lake Park Drive, Suite, 380, Smyrna, Georgia 30080, (ii) by calling us at (678) 384-7220, or (iii) via e-mail to mreynolds@geovax.com. Any stockholder who shares with another stockholder an address that receives only one copy of our proxy statement and wishes to receive a separate copy of any such document in the future, or who is currently receiving multiple copies and would like to receive only one copy for his or her household, should contact his or her bank, broker or other nominee, or contact us at the above address and telephone number.

By Order of the Board of Directors

Mark W. Reynolds
Corporate Secretary

GEOVAX LABS, INC.
ATTN: CORPORATE SECRETARY
1900 LAKE PARK DRIVE
SUITE 380
SMYRNA, GEORGIA 30080

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ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the internet.  To sign up for electronic delivery, please follow the instructions above to vote using the internet and, when prompted, indicate that you agree to receive or access proxy material electronically in future years.

VOTE BY PHONE - 1-800-690-6903
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VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

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GEOVAX LABS, INC.
The Board of Directors recommends that you vote FOR the following:		For All	Withhold All	For All Except			To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
1. Election of Directors		☐	☐	☐
Nominees: 01) Steven S. Antebi 02) David A. Dodd 03) Dean G. Kollintzas	04) Robert T. McNally 05) Harriet L. Robinson 06) John N. Spencer, Jr.
The Board of Directors recommends that you vote FOR the following proposal:					For	Against	Abstain

2.				Ratification of the appointment of Porter Keadle Moore, LLP as the independent registered public accounting firm of GeoVax Labs, Inc. for the fiscal year ending December 31, 2011.	☐	☐	☐

NOTE: And such other business as may properly come before the meeting or any adjournment thereof.

Signature [PLEASE SIGN WITHIN BOX]	Date			Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
 The Annual Report, Notice and Proxy Statement and Form of Proxy are available at www.proxyvote.com.

GEOVAX LABS, INC.

 This proxy is solicited by the Board of Directors
 Annual Meeting of Stockholders
August 16, 2011  1:00 P.M.

This proxy will be voted as specified by the stockholder. If no specification is made, all shares will be voted “FOR” the approval of the proposals set forth in the proxy statement. The stockholder represented herein appoints Robert McNally and Mark Reynolds, and each of them, proxies with the power of substitution to vote all shares of Common Stock entitled to be voted by said stockholder at the Annual Meeting of Stockholders of GeoVax Labs, Inc. to be held at the offices of Womble Carlyle Sandridge & Rice, PLLC, 271 17th Street, NW, Suite 2400, Atlanta, Georgia 30363, on August 16, 2011 at 1:00 P.M. (Eastern Daylight Time), and in any adjournment or postponement thereof as specified in this proxy.

Continued and to be signed on reverse side